Exhibit 99.1


             Gexa Energy Announces It Has Entered into a
   Marketing Agreement with the American Airlines AAdvantage Travel
                            Awards Program


    HOUSTON--(BUSINESS WIRE)--May 28, 2004--

    AAdvantage(R) Members Can Save Money And Earn American Airlines AAdvantage Miles On Their Electricity Service From Gexa Energy.

    Gexa Corp. (OTCBB:GEXC), a leading retail electricity provider in Texas, reported today that it has entered into a marketing agreement with American Airlines, Inc. (NYSE:AMR) AAdvantage(R) Marketing program. Beginning June 1, 2004, Gexa Energy will market electricity services to AAdvantage members, enabling them to save money on their electricity bills while earning AAdvantage miles.
    The Gexa Energy Program for AAdvantage members will save residential customers 15% off their high summer electric bills while earning two (2) AAdvantage miles for every one dollar ($1.00) paid on electricity each month. All customers will earn 2,000 AAdvantage bonus miles just for signing up for the program and another 1,000 bonus miles for electing our convenient Auto Pay Option. As compared to service by an incumbent electricity provider, the only differences with the Gexa Energy Program for AAdvantage Members are lower electricity bills and AAdvantage miles, as customers will receive the same electricity, the same reliability and be served by the same electricity delivery company. Depending on where the customer lives, either Oncor Energy, CenterPoint Energy, AEP or Texas New Mexico Power will continue to deliver electricity just as they do today.
    Neil Leibman, CEO of Gexa Corp., "In our desire to offer our customers the best retail electricity experience, we are excited to team up with the AAdvantage Travel Awards program, to offer even more than just savings. Now AAdvantage members can save money on their electricity bills, earn AAdvantage miles, and have the same electricity reliability since it is the same electricity on the same poles and wires, maintained by Oncor Energy -- it is very compelling."

    About Gexa Energy: Gexa Energy is a Texas based retail electric provider which entered the market as deregulation began on January 1, 2002. The Company offers residential and all size commercial customers in the Texas restructured retail energy market competitive prices, pricing choices, and improved customer friendly service. To sign up for the Gexa Energy Program for AAdvantage members visit www.gexaenergy.com/aa or call 866-312-GEXA(4392)

    About American Airlines:

    The American Airlines AAdvantage program, which began in 1981, is the original and largest travel awards program today, with more than 45 million members. Members currently can earn miles with more than 1,500 participating companies. In addition, each year for the past decade, the AAdvantage program has led the industry in award redemptions. In 2003, members used approximately 122 billion miles to claim more than 4 million awards to over 850 AAdvantage program award destinations worldwide. For more information and a listing of AAdvantage program participating companies, visit www.aa.com/aadvantage.
    American Airlines is the world's largest carrier. American, American Eagle and the AmericanConnection regional carriers serve more than 250 cities in over 40 countries with almost 4,200 daily flights. The combined network fleet numbers more than 1,000 aircraft. American's award-winning Web site, AA.com, provides users with easy access to check and book fares, plus personalized news, information and travel offers. American Airlines is a founding member of the oneworld Alliance.

    Forward-Looking Statements:

    This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund future operations, our assumptions regarding the competitive restructuring and deregulation of the electricity market, competition from utility companies, our dependence on the services of certain key personnel and our ability to manage our growth successfully. In particular, careful consideration should be given to cautionary statements made in the various reports Gexa Corp. files with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

    CONTACT: Gexa Corp.
             Neil Leibman, 713-961-9399
             investors@gexaenergy.com